AMENDED AND RESTATED MUTUAL FUND CUSTODY AGREEMENT

NORTHERN LIGHTS FUND TRUST III, a Delaware business trust (the “Trust”) which may issue one or more series of shares of beneficial interests (each a “Fund”), hereby appoints First National Bank of Omaha, a national banking association (“First National”), as custodian for each Fund identified in the attached Schedule A and enters into and executes this Agreement on behalf of each such Fund.  First National shall act as custodian of cash, securities, and any other property acceptable to First National now or in the future deposited by each Fund with First National.

1.

Account.  First National shall maintain custody of all securities deposited with First National in one or more Custody Accounts (individually, an “Account”), and shall be liable for any loss of securities resulting from its failure, or the failure of its agents, to exercise due care in accordance with reasonable commercial standards; provided, however, First National shall have no liability for indirect, special, punitive or consequential damages, except to the extent resulting from First National’s gross negligence or willful misconduct.  First National may maintain possession of all or any portion of the securities, or retain one or more sub-custodians (currently BMO Harris Bank N.A. for domestic securities, and Bank of New York N.A. for foreign securities) to hold all or any portion of the securities.  First National and any sub-custodian may deposit book-entry securities with one or more depositories.  First National shall make sure that the securities are at all times properly identified as being held for the appropriate Account.  First National and any sub-custodian or depository shall have the right to hold any security in the name of a nominee of any of them.  The Trust shall have access, upon reasonable prior notice, during regular business hours to the books and records relating to the Accounts.

2.

First National Representations and Acknowledgments.  First National represents and warrants that it, as well as any sub-custodian it may use, is qualified to act as a management investment company custodian in accordance with the Investment Company Act of 1940.  First National acknowledges its obligation to provide custodial services in accordance with applicable federal regulations, including without limitation Rules 17f-4, 17f-5 and 17f-7, and further acknowledges its appointment as Foreign Custody Manager of each Fund.

 The term “Northern Lights Fund Trust III” means and refers to the Trust established by a Declaration of Trust as amended, and as may be subsequently amended from time to time.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Funds, as provided in the Amended Declaration of Trust.  The execution and delivery of this Agreement has been authorized by the Trustees of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the particular series of the Trust (the “Funds”).  A copy of the Amended Agreement and Declaration of Trust is on file with the Secretary of the State of Delaware.

3.

Trust Representations and Acknowledgments.  The Trust represents and warrants to First National that it has full power and authority to enter into this Mutual Fund Custody Agreement (“Agreement”) on behalf of each Fund, that it has appointed Gemini Fund Services, LLC (“Gemini”) as the administrator of each Fund, that it has appointed each manager identified in Schedule A as the investment adviser of each Fund (each a “Manager”), and that First National has been authorized to execute instructions provided by either so long as First National believes, in good faith and after reasonable inquiry, that the instructions are genuine and provided by an authorized person.  The Trust acknowledges that First National may receive compensation from mutual funds and/or their affiliates for services provided, including without limitation shareholder service, distribution and sub-transfer agent fees, and that First National shall invest a Fund’s available cash in a cash management vehicle selected by each Manager.  (If the cash management vehicle is a money market mutual fund, First National shall provide a prospectus on request.)  The Trust further acknowledges that cash available for investment may not be invested in such cash management vehicle until the business day following its availability in the Account, and that money market mutual fund investments:

a)

are not deposits or obligations of, or guaranteed by, First National or its affiliates;

b)

 are not insured by the Federal Deposit Insurance Corporation (FDIC) or any government agency; and

c)

may involve risks, including the possible loss of principal.

4.

Investment Management Authority.  First National shall have no investment authority over the assets in any Account.  The applicable Manager shall direct the investment of the assets in an Account, and to the extent electronic affirmation is available for a trade, Gemini shall affirm electronically trades initiated by such Manager.

5.

Communication of Instructions.  First National and its agents are directed to accept telephonic, facsimile or electronic mail (“e-mail”) instructions from authorized representatives of Gemini or a Manager.  This direction shall remain in force until cancelled by the Trust in writing.  Gemini and each Manager have been advised that they should confirm receipt of time-sensitive instructions sent by facsimile or e-mail.  If either elects to communicate by facsimile or e-mail for time-sensitive matters, First National shall act within a reasonable time of receipt of the communication by the person to whom it was sent.

6.

Standing Instructions and Authorizations.  First National is authorized to do the following in the administration of an Account:

a)

To execute and deliver all agreements, appoint agents and subagents, and to do all other acts necessary to carry out the general purposes of this Agreement;

b)

To deliver any instrument or document necessary to complete sales or deliveries of securities; and

c)

To pay Fund expenses and make other cash disbursements only as instructed by Gemini.

7.

Proxies/Corporate Action Notices.  First National shall send to each Manager all proxies for voting securities, shall send to Gemini all corporate action notices received by First National, and shall forward Gemini’s response to such action notices within a reasonable time after receipt.

8.

Release of Shareholder Information.  In accordance with the Shareholders Communications Act, Rule 240.14b-2, Disclosure of Beneficial Owners, First National shall not disclose, in response to a registrant’s request for a list of beneficial owners, a Fund’s name, address and security position.

9.

Charging an Account.  If an invoice is unpaid for sixty (60) days, First National is authorized to charge its fees and expenses directly to an Account.  First National shall have no duty to make any purchase, exchange, or disbursement, or to incur any expense, unless the necessary funds are available in an Account.  If First National should advance funds for the purchase of a security which results in an overdraft, or if an overdraft arises for some other reason, including, without limitation, because of a reversal of a conditional credit, the amount of such overdraft shall be deemed to be a loan, payable on demand, and shall bear interest from the date incurred at a rate ordinarily charged by First National to its institutional customers.  During an overdraft period, First National shall have a continuing lien and security interest in and to the securities in the overdrawn Account, and shall have all security entitlements with respect thereto.  First National is authorized to charge the amount of any such overdraft, together with interest due thereon, against the overdrawn Account as funds become available.

10.

Payments and Settlements.  First National shall credit an Account with income, maturity, and redemption payments on payment date for domestic securities held in book-entry form.  First National shall charge for purchased securities on contractual settlement date, and credit proceeds from securities sales on contractual settlement date, regardless of delivery date, for domestic securities held in book-entry form.

11.

Conditional Credits.  First National may credit an Account with the proceeds from the sale, redemption or other disposition of securities, or interest or dividends or other distributions payable on securities, prior to its actual receipt of final payment; however, all such credits shall be conditional upon First National’s actual receipt of final payment, and shall be reversed to the extent that final payment is not received.

12.

Statements/Notification of Transactions.  First National shall furnish Gemini and each Manager with monthly statements of assets and transactions, and shall make available to each a website which updates Account activity each business day.

13.

Termination.  This Agreement may be terminated at any time by thirty (30) days written notice from the Trust to First National or from First National to the Trust.

14.

Fees.  First National’s fee is set forth in the attached Schedule B, and to the extent based on market value shall be calculated in arrears based on the average daily market value of the assets during each billing period identified in Schedule B.  The fee referred to herein is in addition to any compensation which First National receives with respect to mutual funds held in the Account.  First National reserves the right to invoice a Fund for its out-of-pocket expenses and reasonable compensation for services which are beyond the scope of the duties described in this Agreement, and to impose a reasonable charge for processing class action litigation claims after termination of this Agreement.

15.

Amendment.  This Agreement may only be modified or amended by mutual written agreement of the Trust and First National.

16.

Indemnification.  First National shall not be liable for any act or failure to act carried out in good faith reliance on any instructions provided by authorized representatives of a Manager or Gemini.  The Trust, on behalf of each Fund, agrees to indemnify and hold harmless First National, its agents and affiliates, from and against any liability, claim, loss or expense, including reasonable attorney’s fees, resulting from First National’s performance of its duties and obligations under this Agreement unless due to the negligence or misconduct of its officers, employees, agents or affiliates or otherwise arising from First National’s breach of this Agreement; provided, however, that the Trust shall have no liability for indirect, special, punitive or consequential damages.  This obligation shall survive termination of this Agreement.

17.

Court or Regulatory Authority.  Notwithstanding anything in this Agreement to the contrary, First National’s obligations hereunder shall be subject to orders and directions from any court or regulatory authority having jurisdiction over First National.  First National shall have no liability for acting or refusing to act in compliance with any such order or direction.

18.

Governing Law.  The validity and construction of this Agreement, which is the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior agreement, shall be governed by the laws of the United State of America and, to the extent not preempted by applicable federal law, by the laws of the State of Nebraska.

Executed in duplicate this

 day of

, 20

.

NORTHERN LIGHTS FUND TRUST III

ON BEHALF OF EACH FUND LISTED ON EXHIBIT A

C/O GEMINI FUND SERVICES, LLC

80 ARKAY DRIVE

HAUPPAUGE, NY  11788

By:

Name:

Title:

FIRST NATIONAL BANK OF OMAHA

1620 DODGE STREET, STOP 8144

OMAHA, NE  68197

By:

Name:

Title:

SCHEDULE A

TO

NORTHERN LIGHTS FUND TRUST III – FIRST NATIONAL BANK OF OMAHA

AMENDED AND RESTATED MUTUAL FUND CUSTODY AGREEMENT

Funds to be Serviced Under This Agreement	Manager

Rogé Partners Fund	R.W. Rogé & Company, Inc.

SCHEDULE B (REVISED)

TO

 NORTHERN LIGHTS FUND TRUST III - FIRST NATIONAL BANK OF OMAHA

CUSTODY AGREEMENT

CUSTODY FEE SCHEDULE EFFECTIVE JANUARY 1, 2012

1.

ASSET-BASED CHARGES.

Charges will be based on total Fund assets.  There is a monthly minimum of $275 for each account.

MARKET VALUE	ANNUAL RATE

0 - $100,000,000.008%
$100,000,000 - $300,000,000.005%
Excess over $300,000,000.003%

2.

TRANSACTION CHARGES.

TRANSACTION	CHARGE
2
DTC/FED Book Entry Settlements	$6.00
DTC/FED Book Entry Free Movements	$6.00
Physical Settlements/Futures/Options	$15.00
NSCC Settlements	$20.00
Global Settlements	$100.00
Wire Disbursements	$15.00
ACH Disbursements	NA
Income Processing	NA

3.

FOREIGN ASSET TAX CHARGES

Vendor (currently Globe Tax) charges with respect to processing and recovering foreign tax payments will be automatically deducted from an account.

NORTHERN LIGHTS FUND TRUST III

FIRST NATIONAL BANK OF OMAHA

By:

__________________________________

By:

Name:  Andrew Rogers

Name:  John E. Lenihan

Title:  President

Title:  Senior Trust Officer